EXHIBIT 10.1

AMENDMENT TO PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

This Amendment to Private Label Credit Card Program Agreement ("Amendment") is entered into as of this 21st day of December, 2005 ("Effective Date") by and between Stage Stores, Inc. and Specialty Retailers (TX) LP (collectively referred to as "Stage") with their principal offices at 10201 Main Street, Houston, TX 77025 and World Financial Network National Bank ("Bank").

R E C I T A L S :

WHEREAS, Stage and Bank entered into an Amended and Restated Private Label Credit Card Program Agreement dated as of March 5, 2004, as amended by the Student Program Addendum effective June 1, 2004 (collectively, the "Agreement"); and

WHEREAS, Stage and Bank now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.     Definitions; References. Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.

2.     Amounts Qualifying for Reimbursement from Stage Marketing Fund and Peebles Marketing Fund. Schedule 2.5(b)(1) is hereby amended as follows:

"Postage in excess of 30%" under In-eligible Expenses now includes the following explanation:

"The 30% figure shall be increased (subject to a cap of 45%) by the same percentage as any percentage increase as the first class postal rate. For example: presume the first class postal rate increased by $0.02, from $0.37 to $0.39, in January 2006. That equals a 5.4% increase (2/37 = 0.54). The aforementioned 30% would increase to 35.4%. Presume further that the postal rate increased by another $0.02 in 2007, meaning an increase of 5.1% (2/39 = 0.51). The 35.4% figure would increase to 40.5%.

3.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

1.     Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument. The provisions included in this Amendment shall be effective as of the Effective Date set forth above.

2.     Entire Agreement. As hereby amended and supplemented, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers.

WORLD FINANCIAL NETWORK		STAGE STORES, INC.
NATIONAL BANK

By:	/s/ Daniel T. Groomes	By:	/s/ Richard E. Stasyszen
Name:	Daniel T. Groomes	Name:	Richard E. Stasyszen
Title:	President	Title:	Senior Vice President-Finance and Controller

SPECIALTY RETAILERS (TX) LP, a Texas Limited partnership

By: SRI General Partner LLC, a Nevada limited liability company, its General Partner

		By:	/s/ Richard E. Stasyszen
		Name:	Richard E. Stasyszen
		Title:	Manager